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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


   Date of Report (Date of earliest event reported) JANUARY 24, 2000

                                 SurgiLight, Inc.
               (Exact name of Registrant as specified in charter)



           Delaware                  0-24897              35-1990562
   (State or other jurisdiction    (Commission         (I.R.S. Employer
       of incorporation)           File Number)        Identification No.)


 12001 Science Drive, Suite 140, Orlando, Florida		32826
   (Address of principal executive offices)                (Zip code)



Registrant's telephone number, including area code      (407) 482-4555






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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.
Not applicable.

ITEM 2.  ACQUISITION AND DISPOSITION OF ASSETS.
The Company entered into the Agreement with Paul Miano (President of Advance Marketing Technology, "AMT")and pursuant to the terms of this Agreement, the Company has accepted the return of and cancelled, an additional 110,000 shares (prior to 2 for 1 Forward split) of Common Stock that the Company issued to AMT. The Company's total outstanding shares, 10,800,000, after the Cancellation of these shares, is therefore reduced to 10,690,000 shares. After the effective date of the 2 for 1 forward spilt, January 25, 2000, the Company will have a total outstanding shares of 21,380,000 including the 164,000 shares in reserve for the stock option program.

ITEM 3.  BANKRUPTCY OR RECEIVERSHIP.
Not applicable.

ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.
Not applicable.

ITEM 5.  OTHER EVENT.

On January 23, 2000, SurgiLight, Inc., Orlando, Florida held a Stock Option Committee meeting to discuss a number of issues before the Corporation. All Committee members were in attendance and they were: J.T. Lin, Ph.D., Timothy J. Shea and J. S. Yuan, Ph.D. The meeting was called to order by J.T. Lin, Ph.D., President, CEO and Chairman of the Board of Directors at 1:00 PM at the home of Dr. Lin, in Oviedo, Florida.

Due the increase of the stock price and the 2:1 forward stock split, the Stock options that were granted to all the Board of Directors and Officers of the Company in 1999 will be returned to the Company and will be reserved for the Company's future use. Additionally, options granted to a key employee of the Company was revised as well. The post split options of 10,000 shares will be granted at fair market price of $20.00 per share.

All shares are referred to as "post split". The Board of Directors will receive 2,000 Stock Options for each year of service at fair market value as defined by 30 days of average closing bid price between January 5, 2000 and February 4, 2000. The Employee Incentive Plan will be discussed at a later date. The Company currently has 164,000 (post split) shares reserved for the year 2000 and future Stock Option Plans for the Board of Directors, Officers, Employees, and other plans such as Incentive for New Patents, Public Relations, outside consultants, etc.

ITEM 6.  RESIGNATION OF REGISTRANT'S DIRECTORS.
Not Applicable


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.
a) Financial Statements not applicable.
b) Exhibits not applicable

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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


 Date: January 24, 2000

                                     SurgiLight, Inc.


                                     By: /s/J.T. Lin
                                   --------------------------------
                                    J.T. Lin, President and CEO
                                    Chairman of Board Directors